Exhibit 10.1

Stride, INC.
2016 INCENTIVE AWARD PLAN

PERFORMANCE SHARE Unit Grant Notice

Capitalized terms not specifically defined in this Performance Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2016 Incentive Award Plan (as amended from time to time, the “Plan”) of Stride, Inc. (the “Company”).

The Company hereby grants to you (“Participant”) the Performance Share Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Share Unit Agreement (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[____]
Grant Date:	[____]
Target Number of PSUs:	[____]
Vesting:	The PSUs are eligible to vest as set forth in Appendix A

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Agreement.

Stride, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:	[____]
Title:

PSU Agreement

Stride, Inc. Performance Share UNIT AGREEMENT

Pursuant to the Performance Share Unit Grant Notice (the “Grant Notice”) which is governed by this Performance Share Unit Agreement (the “Agreement”), Stride, Inc., a Delaware corporation (the “Company”) has granted you (“Participant”) the number of Performance Share Units under the 2016 Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.

Article I.

GENERAL

1.1Definitions.  Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
1.2Incorporation of Terms of Plan.  The PSUs represent a performance-based Restricted Stock Unit granted under the Plan and are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
Article II.
AWARD OF PERFORMANCE SHARE UNIT
2.1Award of Performance Share Unit.  In consideration of Participant’s agreement to remain in the service or employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, the Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).  Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement.  Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.
2.2Unsecured Promise.  The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article III.
VESTING; forfeiture AND SETTLEMENT
3.1Vesting; Forfeiture.  The PSUs will be earned according to the performance conditions set forth in Appendix A and, to the extent earned, the PSUs will vest at such time(s) as set forth in Appendix A.  Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A, will immediately and automatically be cancelled and forfeited without consideration as of the date of determination.  In addition, in the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited without consideration, except (i) as otherwise determined by the Administrator, (ii) as otherwise set forth in this Agreement (including Appendix A), or (iii) as provided in a separate binding written agreement between Participant and the Company.
3.2Settlement of PSUs.
(a)PSUs will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event later than the end of the calendar year in which the PSUs vest.  Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

PSU Agreement

(b)If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.
Article IV.
TAXATION AND TAX WITHHOLDING
4.1Representation.  Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
4.2Tax Withholding.  Notwithstanding any other provision of this Agreement:
(a)The Company shall have the right to (A) require payment by or on behalf of Participant, of all sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or payment of the Award and (B) determine the manner in which such payment shall be made, including, if approved by the Committee, the withholding of a portion of the vested Shares that have an aggregate market value not in excess of the minimum federal, state and local income, employment and any other applicable taxes required to be withheld.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any parent or Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs.  Neither the Company nor any parent or Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares.  The Company and its parents and Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
Article V.
other provisions
5.1Adjustments.  Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSU in any material way without the prior written consent of Participant.

Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant at his address shown in the Company records, and to the Company at its principal executive office.
5.4Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.5Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

PSU Agreement

5.6Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.7Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
5.8Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit and appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.9Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.10Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive cash or Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.
5.11Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any parent or Subsidiary or interferes with or restricts in any way the rights of the Company and its parents and Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a parent or Subsidiary and Participant.
5.12Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

PSU Agreement